Filed Pursuant to Rule 424(b)(4)
                                Registration Nos. 333-40495 and 333-40495-01



          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998

                                 --------------------

                  2,645,000 6-3/4% EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                                   ICG FUNDING, LLC


                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF
                               ICG COMMUNICATIONS, INC.


                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.

                                 --------------------

               This Prospectus Supplement relates to the resale by the holders thereof of the 6-3/4% Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

               This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

              The date of this Prospectus Supplement is August 24, 1998

               The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

               The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

               The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.

                                                                  Number of
                                                                  Preferred
             Selling Preferred Securityholders                   Securities
             ---------------------------------                   ----------

             Allstate Insurance Company                            40,000
             Bear, Stearns & Co. Inc. (formerly listed
               under the name "Bear Stearns Securities
               Corp.")                                            263,000
             BNP Arbitrage SNC                                     15,000
             Capital Markets Transactions, Inc.                   125,000
             Christian Science Trustees for Gifts
               and Endowments                                       2,600
             Chrysler Corporation Master Retirement Trust          44,500
             Declaration of Trust for the Defined Benefit
               Plan of ICI American Holdings Inc.                  10,800
             Declaration of Trust for the Defined Benefit
               Plan of ZENECA Holdings, Inc.                        7,400
             Delaware State Employees Retirement Fund              35,400
             Delta Air Lines Master Trust                          34,800
             Deutsche Bank A.G. (1)                               185,000
             Deutsche Morgan Grenfell Inc. (1)                     87,500
             Donaldson, Lufkin, & Jenrette Securities Corp.        33,400
             First Chicago Capital Corporation                     20,000
             First Church of Christ Scientist -- Endowment          2,600
             General Motors Employees Domestic Group Trust        121,450
             GPZ Trading                                           33,000
             Highbridge Capital Corporation                       120,000
             High Yield Variable Account (2)                        7,000
             Hillside Capital Incorporated Corporate Account        3,000
             LB Series Fund, Inc., High Yield Portfolio           150,000
             Lincoln National Convertible Securities Fund          12,965
             Lutheran Brotherhood High Yield Fund, a Series
               of the Lutheran Brotherhood Family of Funds        100,000
             Merrill Lynch Pierce Fenner & Smith, Inc.             59,000
             MFS Convertible Securities Fund (3)                      100
             MFS Series Trust III - MFS High Income Fund (3)       35,000
             MFS/Sun Life Series Trust - High Yield
               Series (3)                                           8,000
             MFS Total Return Fund (3)                             24,900
             Millennium Trading Co., L.P.                          20,000
             Morgan Stanley Dean Witter (4)                        50,000
             Natwest Securities Limited                            15,000
             Northwestern Mutual Life Insurance Company (5)        20,000
             OCM Convertible Limited Partnership                    2,500
             OCM Convertible Trust                                 63,700
             Paloma Securities L.L.C.                             145,000

                                                                  Number of
                                                                  Preferred
             Selling Preferred Securityholders                   Securities
             ---------------------------------                   ----------

             Q Investments, L.P.                                   71,250
             R2 Investments, LDC                                   80,000
             Raytheon Company Master Pension Trust
               (formerly listed under the name "Hughes
               Aircraft Company Master Retirement Trust")          23,600
             SBC Warburg Dillon Read Inc.                          24,000
             Sound Shore Partners, L.P.                            90,550
             State of Connecticut Combined Investment Funds        54,900
             State Employees' Retirement Fund of the State
               of Delaware                                         15,200
             Summer Hill Global Partners, L.P.                        800
             The J.W. McConnell Family Foundation                   6,550
             Thermo Electron Balanced Investment Fund               9,400
             Transamerica Life Insurance & Annuity                 40,000
             Triton Capital Investments, Ltd.                      51,000
             Value Line Convertible Fund, Inc.                     20,000
             Vanguard Convertible Securities Fund, Inc.            39,300
             Walker Art Center                                      1,375
             Weirton Trust                                          3,485
             WG Trading Company Limited Partnership                17,000
                                                             ------------
                                                   TOTAL        2,446,025

          --------------------
          (1) Deutsche Morgan Grenfell Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) The High Yield Variable Account has advised the Company that, to the best of its knowledge, the High Yield Variable Account has no such position, office or other material relationship with the Company or any affiliates, and it has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (3) MFS has advised the Company that, to the best of its knowledge, this fund has no such position, office or other material relationship with the Company or any affiliates. MFS has advised the Company that, while other funds and accounts advised by MFS may own securities of the Company, MFS has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (4) Morgan Stanley Dean Witter was a co-manager in the offering of the Preferred Securities.

          (5) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.


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